Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

PAXMEDICA, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Securities to Be Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Securities to Be Registered
Fees to Be Paid	Equity	Shares of Common Stock, $0.0001 par value per share	457(c)	3,391,549 (3)	$1.42	$4,815,999.58	0.0001102	$530.72

	Total Offering Amounts					$4,815,999.58		$530.72
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$530.72

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of PaxMedica, Inc. that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.
(2)	In accordance with Rule 457(c), based on the average of the high ($1.47) and low ($1.37) prices of the Common Stock on the Nasdaq Capital Market on May 2, 2023.
(3)	Represents (a) 2,591,549 shares of Common Stock that may be sold by the selling stockholder named herein upon the conversion or repayment of the Note (as defined herein); and (b) 800,000 shares of Common Stock that may be sold by the selling stockholder named herein upon the exercise of the Warrant (as defined herein).